                                                                 Exhibit 10 (au)

                              EMPLOYMENT AGREEMENT

         This Agreement, made and dated as of March 18, 2002, by and between
Home Federal Savings Bank, a state chartered commercial bank ("Employer"), Home
Federal Bancorp, an Indiana corporation, which owns all of the capital stock of the Employer (the "Holding Company"), and Charles R. Farber, a resident of
Marion County, Indiana ("Employee").

                            W I T N E S S E T H

         WHEREAS, Employee is employed by Employer as an Executive Vice
President and has made valuable contributions to the profitability and financial strength of Employer;

         WHEREAS, Employer desires to encourage Employee to continue to make valuable contributions to Employer's business operations and not to seek or accept employment elsewhere;

         WHEREAS, Employee desires to be assured of a secure minimum compensation from Employer for his services over a defined term;

         WHEREAS, Employer desires to assure the continued services of Employee on behalf of Employer on an objective and impartial basis and without distraction or conflict of interest in the event of an attempt by any person to obtain control of Employer or of the Holding Company.

         WHEREAS, Employer recognizes that when faced with a proposal for a change of control of Employer, Employee will have a significant role in helping the Board of Directors assess the options and advising the Board of Directors on what is in the best interests of Employer and its shareholders, and it is necessary for Employee to be able to provide this advice and counsel without being influenced by the uncertainties of his own situation;

         WHEREAS, Employer desires to provide fair and reasonable benefits to
Employee on the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, Employer desires reasonable protection of its confidential business and customer information which it has developed over the years at substantial expense and assurance that Employee will not compete with Employer for a reasonable period of time after termination of his employment with
Employer, except as otherwise provided herein.

         NOW, THEREFORE, in consideration of these premises, the mutual covenants and undertakings herein contained and the continued employment of
Employee by Employer as one of its Executive Vice Presidents, Employer and
Employee, each intending to be legally bound, covenant and agree as follows:

          1. Upon the terms and subject to the conditions set forth in this
Agreement, Employer employs Employee as an Executive Vice President of Employer, and Employee accepts such employment.

          2. Employee agrees to serve as an Executive Vice President of Employer and to perform such duties in that office as may reasonably be assigned to him by Employer's Board of Directors; provided, however that such duties shall be performed in or from the offices of Employer currently located at Columbus,
Indiana. Employee shall not be required to be absent from the location of the principal executive offices of Employer on travel status or otherwise more than
45 days in any calendar year. Employer shall not, without the written consent of
Employee, relocate or transfer Employee to a location more than 30 miles from his principal residence. Although while employed by Employer, Employee shall devote substantially all his business time and efforts to Employer's business and shall not engage in any other related business, Employee may use his discretion in fixing his hours and schedule of work consistent with the proper discharge of his duties.

          3. The term of this Agreement shall begin on the date hereof (the
"Effective Date") and shall end on the date which is three years following such date; provided, however, that such term shall be extended for an additional year on each anniversary of the Effective Date if Employer's Board of Directors
determines by resolution to extend this Agreement prior to such anniversary of the Effective Date, unless either party hereto gives written notice to the other party not to so extend prior to such anniversary, in which case no further automatic extension shall occur and the term of this Agreement shall end two years subsequent to the anniversary as of which the notice not to extend for an additional year is given (such term including any extension thereof shall herein be referred to as the "Term"). Notwithstanding the foregoing, this Agreement shall automatically terminate (and the Term of this Agreement shall thereupon end) without notice when Employee attains 65 years of age.

          4. Employee shall receive an annual salary of $175,000 ("Base
Compensation") payable at regular intervals in accordance with Employer's normal payroll practices now or hereafter in effect. Employer may consider and declare from time to time increases in the salary it pays Employee and thereby increases in his Base Compensation. Prior to a Change of Control, Employer may also declare decreases in the salary it pays Employee if the operating results of
Employer are significantly less favorable than those for the fiscal year ending
June 30, 2001, and Employer makes similar decreases in the salary it pays to other executive officers of Employer. After a Change in Control, Employer shall consider and declare salary increases based upon the following standards:

         Inflation;

         Adjustments to the salaries of other senior management personnel; and

         Past performance of Employee and the contribution which Employee makes to the business and profits of Employer during the Term.

Any and all increases or decreases in Employee's salary pursuant to this section shall cause the level of Base Compensation to be increased or decreased by the amount of each such increase or decrease for purposes of this Agreement. The increased or decreased level of Base Compensation as provided in this section shall become the level of Base Compensation for the remainder of the Term of this Agreement until there is a further increase or decrease in Base
Compensation as provided herein.

          5. So long as Employee is employed by Employer pursuant to this
Agreement, he shall be included as a participant in all present and future employee benefit, retirement, and compensation plans generally available to employees of Employer, consistent with his Base Compensation and his position as an Executive Vice President of Employer, including, without limitation,
Employer's Pension Plan, 401(k) Plan, Stock Option Plan, and hospitalization, major medical, disability and group life insurance plans, each of which Employer agrees to continue in effect on terms no less favorable than those currently in effect as of the date hereof (as permitted by law) during the Term of this
Agreement unless prior to a Change of Control the operating results of Employer are significantly less favorable than those for the fiscal year ended June 30,
2001, and unless (either before or after a Change of Control) changes in the accounting or tax treatment of such plans would adversely affect Employer's operating results or financial condition in a material way, and the Board of
Directors of Employer concludes that modifications to such plans need to be made to avoid such adverse effects.

          6. So long as Employee is employed by Employer pursuant to this
Agreement, Employee shall receive reimbursement from Employer for all reasonable business expenses incurred in the course of his employment by Employer, upon submission to Employer of written vouchers and statements for reimbursement. So long as Employee is employed by Employer pursuant to the terms of this
Agreement, Employer shall continue in effect reasonable vacation policies applicable to Employee.

          7. Subject to the respective continuing obligations of the parties, including but not limited to those set forth in subsections 9(A) and 9(B)
hereof, Employee's employment by Employer may be terminated prior to the expiration of the Term of this Agreement as follows:

         (A)      Employer, by action of its Board of Directors and upon written notice to Employee, may terminate Employee's employment with
                  Employer immediately for cause. For purposes of this
                  subsection 7(A), "cause" shall be defined as (i) personal
                  dishonesty, (ii) incompetence, (iii) willful misconduct, (iv)
                  breach of fiduciary duty involving personal profit, (v)
                  intentional failure to perform stated duties, (vi) willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist
                  order, or (vii) any material breach of any term, condition or covenant of this Agreement.

         (B)      Employer, by action of its Board of Directors, may terminate
                  Employee's employment with Employer without cause at any time.

         (C)      Employee, by written notice to Employer, may terminate his employment with Employer immediately for cause. For purposes of this subsection 7(C), "cause" shall be defined as (i) any action by Employer's Board of Directors to remove the
                  Employee as an Executive Vice President of Employer, except where the  Employer's Board of Directors properly acts to
                  remove Employee from such office for "cause" as defined in subsection 7(A) hereof, (ii) any action by Employer's Board of Directors to materially limit, increase, or modify
                  Employee's duties and/or authority as an Executive Vice
                  President of Employer (including his authority, subject to corporate controls no more restrictive than those in effect on the date hereof, to hire and discharge employees who are not bona fide officers of Employer), (iii) any failure of
                  Employer to obtain the assumption of the obligation  to
                  perform this Agreement by any successor or the reaffirmation of such  obligation by Employer, as contemplated in section
                  19 hereof; or (iv) any intentional breach by Employer of a term, condition or covenant of this Agreement.

         (D)      Employee, upon thirty (30) days written notice to Employer, may terminate his employment with Employer without cause.

         (E)      Employee's employment with Employer shall terminate in the event of Employee's death or disability. For purposes hereof,
                  "disability" shall be defined as Employee's inability by
                  reason of illness or other physical or mental incapacity to perform the duties required by his employment for any
                  consecutive One Hundred Eighty (180) day period, provided that notice of any termination by Employer because of Employee's
                  "disability" shall have been given to Employee prior to the full resumption by him of the performance of such duties.

          8. In the event of termination of Employee's employment with Employer pursuant to section 7 hereof, compensation shall continue to be paid by Employer to Employee as follows:

         (A)      In the event of termination pursuant to subsection 7(A) or
                  7(D), compensation provided for herein (including Base
                  Compensation) shall continue to be paid, and Employee shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in sections 5 and 6 hereof, through the date of termination
                  specified in the notice of termination. Any benefits payable under insurance, health, retirement and bonus plans as a
                  result of Employee's participation in such plans through such date shall be paid when due under those plans. The date of termination specified in any notice of termination pursuant to
                  Subsection 7(A) shall be no later than the last business day of the month in which such notice is provided to Employee.

         (B)      In the event of termination pursuant to subsection 7(B) or
                  7(C), compensation provided for herein (including Base
                  Compensation) shall continue to be paid, and Employee shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in
                  Sections 5 and 6 hereof, through the date of termination
                  specified in the notice of termination. Any benefits payable under insurance, health, retirement and bonus plans as a
                  result of  Employee's participation in such plans  through such date shall be paid when due under those plans.  In
                  addition, Employee shall be entitled to continue to receive from Employer his Base Compensation at the rates in effect at the time of termination (1) for three additional 12-month periods if the termination follows a Change of Control or
                  (2)for the remaining  Term of the Agreement if the
                  termination does not follow a Change of Control.  In
                  addition, during such periods, Employer will maintain in
                  full force and effect for the continued  benefit of Employee each employee welfare benefit plan and each employee pension benefit plan (as such  terms are  defined  in the  Employee
                  Retirement Income Security Act of 1974, as amended) in which
                  Employee was entitled to participate immediately prior to
                  the date of his termination, unless an essentially
                  equivalent and no less favorable benefit is provided by a
                  subsequent employer of Employee.  If the terms of any
                  employee welfare benefit plan or employee  pension benefit plan of Employer do not permit  continued  participation  by
                  Employee, Employer will arrange to provide to  Employee a
                  benefit substantially  similar  to,  and no less  favorable than, the benefit he was entitled to receive under such plan at the end of the period of coverage.  For purposes of this
                  Agreement, a "Change of Control" shall mean an "acquisition of control" of the Holding Company or of Employer within the meaning of 12  C.F.R.ss.225.41(c) (other  than a change of control resulting from a trustee or other fiduciary holding shares of Common Stock under an employee benefit plan of the
                  Holding Company or any of its subsidiaries).

         (C)      In the event of termination pursuant to subsection 7(E),
                  compensation provided for herein (including Base Compensation)
                  shall continue to be paid, and Employee shall continue to
                  participate in the employee benefit, retirement, and
                  compensation plans and other perquisites as provided in
                  sections 5 and 6 hereof, (i) in the event of Employee's death, through the date of death, or (ii) in the event of Employee's disability, through the date of proper notice of disability as required by subsection 7(E). Any benefits payable under
                  insurance, health, retirement and bonus plans as a result of
                  Employer's participation in such plans through such date shall be paid when due under those plans.

         (D)      Employer  will  permit  Employee or his personal
                  representative(s) or heirs, during a period of three months following Employee's termination of employment by Employer for the reasons set forth in  subsections  7(B) or (C), if such  termination follows a Change of  Control,  to require
                  Employer, upon written request, to purchase all outstanding stock options previously granted to Employee under any stock option plan of  Employer or any Holding  Company of Employer then in effect whether or not such options are then
                  exercisable or have terminated at a cash purchase price
                  equal to the  amount by which  the  aggregate  "fair  market value" of the shares  subject to such options exceeds the
                  aggregate option price for such shares. For purposes of this
                  Agreement, the term "fair  market  value"  shall mean the
                  higher of (1) the  average of the highest asked prices for
                  Employer or Holding  Company shares in the over-the-counter market as reported on the NASDAQ  system if the shares are traded on such system for the 30  business  days  preceding such termination, or (2) the average per share price
                  actually paid for the most highly priced 1% of the Employer or Holding Company shares acquired in connection with the
                  Change of Control by any person or group acquiring such
                  control.

          9.      In order to induce Employer to enter into this Agreement,
Employee hereby agrees as follows:

         (A)      While Employee is employed by Employer and for a period of three years after termination of such employment for reasons other than those set forth in  subsections  7(B) or (C) of this Agreement, Employee shall not divulge or furnish any
                  trade secrets (as  defined in IND.  CODEss.  24-2-3-2)  of
                  Employer or any confidential information acquired by him
                  while employed by Employer  concerning the policies, plans, procedures or customers of Employer to any person, firm or corporation, other than Employer or upon its written
                  request, or use any such trade secret or confidential
                  information  directly or indirectly for Employee's own
                  benefit or for the benefit of any  person,  firm  or
                  corporation other than Employer, since such trade secrets
                  and confidential information are confidential and shall at all times remain the property of Employer.

         (B)      If Employee's employment by Employer is terminated for reasons other than those set forth in subsections 7(B) or (C) of this
                  Agreement, Employee will turn over immediately thereafter to
                  Employer all business correspondence, letters, papers,
                  reports, customers' lists, financial statements, credit
                  reports or other confidential information or documents of
                  Employer or its affiliates in the possession or control of
                  Employee, all of which writings are and will continue to be the sole and exclusive property of Employer or its affiliates.

         If Employee's employment by Employer is terminated during the Term of this Agreement for reasons set forth in subsections 7(B) or (C) of this
         Agreement, Employee shall have no obligations to Employer with respect to trade secrets or confidential information under this section 9.

         10. Any termination of Employee's employment with Employer as contemplated by section 7 hereof, except in the circumstances of Employee's death, shall be communicated by written "Notice of Termination" by the terminating party to the other party hereto. Any "Notice of Termination"
pursuant to subsections 7(A), 7(C) or 7(E) shall indicate the specific provisions of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

         11. If Employee is suspended and/or temporarily prohibited from participating in the conduct of Employer's affairs by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. ss.
1818(e)(3) and (g)(1)), Employer's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.
If the charges in the notice are dismissed, Employer may in its discretion (i)
pay Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

         12. If Employee is removed and/or permanently prohibited from participating in the conduct of Employer's affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. ss.
1818(e)(4) or (g)(1)), all obligations of Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties to the Agreement shall not be affected. If Employer is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of Employer or Employee.

         13. All obligations under this Agreement may be terminated except to the extent determined that the continuation of the Agreement is necessary for the continued operation of Employer: (i) by the Director of the Indiana
Department of Financial Institutions, or his designee (the "Director"), at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of Employer under the authority contained in
Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Director at
the time the Director approves a supervisory merger to resolve problems related to operation of Employer or when Employer is determined by the Director to be in an unsafe and unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

         14. Anything in this Agreement to the contrary notwithstanding, in the event that the Employer's independent public accountants determine that any payment by the Employer to or for the benefit of the Employee, whether paid or payable pursuant to the terms of this Agreement, would be non-deductible by the
Employer for federal income tax purposes because of Section 280G of the Internal
Revenue Code of 1986, as amended (the "Code"), then the amount payable to or for the benefit of the Employee pursuant to this Agreement shall be reduced (but not below zero) to the Reduced Amount. For purposes of this section 14, the "Reduced
Amount" shall be the amount that maximizes the amount payable without causing the payment to be non-deductible by the Employer because of Section 280G of the
Code. In the event the Employee is entitled to receive payments following a
Change in Control under a Supplemental Retirement Agreement with the Employer which payments, together with the amounts payable to the Employee under this
Agreement would result in a tax under ss.4999 of the Code, the amounts payable to the Employee pursuant to this Agreement shall be reduced first, before any reduction is made in payments under the Supplemental Retirement Agreement, to the extent necessary to avoid a tax imposed under ss.4999 of the Code.

         15. If a dispute arises regarding the termination of Employee pursuant to section 7 hereof or as to the interpretation or enforcement of this Agreement and Employee obtains a final judgment in his favor in a court of competent jurisdiction or his claim is settled by Employer prior to the rendering of a judgment by such a court, all reasonable legal fees and expenses incurred by
Employee in contesting or disputing any such termination or seeking to obtain or enforce any right or benefit provided for in this Agreement or otherwise pursuing his claim shall be paid by Employer, to the extent permitted by law.

         16. Should Employee die after termination of his employment with
Employer while any amounts are payable to his hereunder, this Agreement shall inure to the benefit of and be enforceable by Employee's executors, administrators, heirs, distributees, devisees and legatees and all amounts payable hereunder shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee or other designee or, if there is no such designee, to his estate.

         17. For purposes of this Agreement, notices and all other
communications provided for herein shall be in writing and shall be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to Employee:   Charles R. Farber
                           6950 Lantern Rd.
                           Indianapolis, IN 46256

         If to Employer:   Home Federal Savings Bank
                           501 Washington Street
                           Columbus, IN 47201

or to such address as either party hereto may have furnished to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         18.      The  validity,  interpretation,  and  performance  of this
Agreement  shall be  governed by the laws of the State of Indiana.

         19. Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Employer, by agreement in form and substance satisfactory to Employee to expressly assume and agree to perform this Agreement in the same manner and same extent that Employer would be required to perform it if no such succession had taken place. Failure of Employer to obtain such agreement prior to the effectiveness of any such succession shall be a material intentional breach of this Agreement and shall entitle Employee to terminate his employment with Employer pursuant to subsection 7(C) hereof. As used in this
Agreement, "Employer" shall mean Employer as hereinbefore defined and any successor to its business or assets as aforesaid.

         20. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and Employer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time. No agreements or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

         20. The invalidity or unenforceability of any provisions of this
Agreement shall not affect the validity or enforceability of any other provisions of this Agreement which shall remain in full force and effect.

         21. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

         22. This Agreement is personal in nature and neither party hereto shall, without consent of the other, assign or transfer this Agreement or any rights or obligations hereunder except as provided in section 16 and section 19 above. Without limiting the foregoing, Employee's right to receive compensation hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his will or by the laws of descent or distribution as set forth in section 16 hereof, and in the event of any attempted assignment or transfer contrary to this paragraph,
Employer shall have no liability to pay any amounts so attempted to be assigned or transferred.

         23. The Holding Company agrees that if it shall be determined for any reason that any obligation on the part of Employer to continue to make any payments due under this Agreement to Employee or to satisfy any other obligation under this Agreement for the benefit of Employee is unenforceable for any reason, the Holding Company agrees to honor the terms of this Agreement and continue to make any such payments due hereunder to Employee or to satisfy any such obligation pursuant to the terms of this Agreement, as though it were the
Employer hereunder.

         IN WITNESS WHEREOF, the parties have caused the Agreement to be executed and delivered as of the day and year first above set forth.

                                              HOME FEDERAL SAVINGS BANK

                                              By: /s/  John K. Keach, Jr.
                                              John K. Keach, Jr., President and
                                              Chief Executive Officer

                                              "Employer"

                                              /s/  Charles R. Farber
                                              Charles R. Farber

                                              "Employee"

                                              HOME FEDERAL BANCORP

                                              By: /s/  John K. Keach, Jr.
                                              John K. Keach, Jr., President and
                                              Chief Executive Officer

                                              "Holding Company"